FIRST QUARTER 2025 FINANCIAL RESULTS

MANAGEMENT COMMENTARY:

During the first quarter, the Company continued to see steady loan demand and prioritized higher yielding loans over loan portfolio growth, resulting in an increase in the yield earned on average interest-earnings assets. The Company has not experienced any effects from tariffs or a slowdown in the economy. We anticipate that a slowdown in economic activity will be a net positive for the Company as interest rates decrease, lowering the Company's cost of capital and stimulating buyer demand for residential real estate. Our borrowers continue to perform well in this environment by offering buyers a remodeled home at an attractive price. It is important to note that our borrowers do not depend on increasing real estate prices to make a profit. Because our borrowers' projects are short-term, and their profits come primarily from the opportunistic purchase price and subsequent value-add improvements made to their projects, we believe our borrowers are more sensitive to completing and selling their projects quickly than they are to the current trend in real estate prices. We continued to observe that our experienced borrowers are finding more attractive opportunities as less experienced borrowers leave the market. The Company continued its risk mitigation strategy initiated during 2020: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending primarily to experienced borrowers (at least 3 projects completed in the last 3 years); (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market). Measures of investment security (portfolio loan-to-value, asset coverage ratios and interest coverage ratios) all remained healthy, with no material change.

LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- **Portfolio "After Repair" LTV:** Active loans 64%, paid off loans (actual) 63% vs paid off loans (estimate) 66%.
- **Cumulative "As-Is" LTV:** Bank Borrowings 30%, Class D Equity 38%, Class C Equity 53%, Class B Equity 66%, Class A Equity 70%.
- **Cumulative "As-Is" Asset Coverage:** Bank Borrowings 3.35x, Class D Equity 2.66x, Class C Equity 1.87x, Class B Equity 1.51x, Class A Equity 1.44x.
- **Cumulative Interest and Preferred Return Coverage:** Bank Borrowings 3.6x, Class D Equity 3.1x, Class C Equity 2.4x, Class B Equity 1.8x.

INCOME STATEMENT HIGHLIGHTS

- **Net Income:** $1,428,365, down 1.2% quarter/quarter, down 0.1% year/year.
- **Net Interest Margin:** 8.834%, up 12 basis points quarter/quarter, up 42 basis points year/year.
- **Net Interest Rate Spread:** 4.928%, up 11 basis points quarter/quarter, up 116 basis points year/year.
- **Interest Income:** $3,685,414 down 5.1% quarter/quarter, up 0.1% year/year.
- **Interest Expense:** $1,015,515 down 4.5% quarter/quarter, up 2.4% year/year.
- **Net Interest Income:** $2,669,899 down 5.3% quarter/quarter, down 0.8% year/year.

BALANCE SHEET HIGHLIGHTS

- **Total Assets:** $120.4 million, down 5.2% quarter/quarter, down 5.6% year/year.
- **Loans Receivable, Net:** $117.4 million, down 4.9% quarter/quarter, down 5.5% year/year.
- **Total Equity:** $67.9 million (56.4% of total assets), up 2.4% quarter/quarter, down 8.9% year/year; **Class A Equity:** $5.8 million (4.8% of total assets); **Class B Equity:** $22.0 million (18.3% of total assets); **Class C Equity:** $27.0 million (22.4% of total assets); **Class D Equity:** $13.1 million (10.9% of total assets).
- **Bank Borrowings:** $50.9 million (42.3% of total assets), down 13.7% quarter/quarter, down 0.4% year/year.

LOANS & ASSET QUALITY

- **Allowance for Loan Losses:** $2,059,149 (1.7% of UPB). $75,646 provision added, and $0 charge offs taken.
- **Delinquent Loans:** 5 new loans became delinquent. 4 Delinquent Loans Paid Off. 1 Delinquent Loan cured. 0 Delinquent loan converted to REO. 3 Delinquent Loans at quarter end.
- **REO Assets:** 0 new REO asset acquired. 1 REO asset sold. Total REO assets $2.1 million (1 property).

Portfolio Loan-to-Value and Coverage Ratios

Portfolio Loan-to-Value based on "After-Repair" Value. The Company is an asset-based lender, and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area using Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan funds and represents the Company's estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company can continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

Loan-to-Value Based on "After-Repair" Value

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,	
	2025	2024	2024	2023
Loan to value - active loans, end of period				
Unpaid principal balance	$ 120,126,100	$ 127,002,585	$ 126,111,912	$ 129,676,027
Undisbursed construction loan balance (1)	6,773,058	9,728,826	6,134,391	12,225,739
Estimated "after-repair" value (2)	198,285,000	211,932,000	207,339,000	221,764,000
Estimated "after-repair" loan-to-value (3)	64%	65%	64%	64%
Loan to value - properties sold retail, during period				
Principal balance	$ 45,454,102	$ 39,547,792	$ 161,322,448	$ 150,511,539
Actual sale price	72,671,200	65,787,980	266,638,698	243,038,462
Actual loan-to-sale price (4)	63%	60%	61%	62%
Original "after-repair" loan-to-value estimate	66%	66%	66%	64%
Number of loans	86	87	342	341
Loans refinanced or properties sold wholesale, during period				
Unpaid principal balance	$ 5,031,200	$ 8,845,327	$ 34,307,353	$ 29,530,503
Number of loans	20	31	122	207

(1) Undisbursed construction loan balance is comprised of construction funds that have been approved but not yet disbursed. Once disbursed, the construction funds are added to the unpaid principal balance.

(2) Estimated 'after repair' value assumes all undisbursed construction loan balances are fully disbursed and corresponding capital improvements to real estate have been completed. Real estate values are based on the Company's 'after-repair' value estimates.

(3) Estimated 'after-repair' loan-to-value is calculated by dividing the sum of the unpaid principal balance and the undisbursed construction loan balance by the estimated 'after-repair' value. The principal balance of each loan was used to calculate the weighted average.

(4) Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) were excluded from the calculation.

The Company does not charge interest to borrowers on loan proceeds held back for construction until those proceeds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of the loan. This practice requires the Company to categorize these funds as an undisbursed construction loan balance. The Company's undisbursed construction loan balance as of March 31, 2025 was $6.8 million, compared to $9.7 million as of March 31, 2024. For purposes of calculating the estimated "after-repair" loan-to-value on the active Portfolio Loans, the Company assumes loan commitments are fully disbursed and associated improvements to the real estate collateral have been completed.

As of the quarter ended March 31, 2025, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the quarter ended March 31, 2025 was 63%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the quarter was 3 percentage points more conservative than the actual sale prices, on average.

This compares to the year ended December 31, 2024 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, during the year ended December 31, 2024 the weighted average loan-to-sales price of paid off Portfolio Loans was 61%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was 5 percentage points more conservative than the actual sale prices, on average.

It is important to point out that our "after-repair" loan to value estimates are calculated at the time the loans are made and are based on comparable sold properties available at that time and assume no future price appreciation. If the real estate market appreciates during the life of the loan, our borrowers may sell their properties at higher prices than originally estimated, resulting in a lower loan-to-sales price percentage. Similarly, if real estate prices depreciate during the life of the loan, our borrowers may sell their properties at lower prices than originally estimated, resulting in a higher loan-to sale price percentage. The Company monitors these trends and adjusts its valuation methodology accordingly.

"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion. To provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed at period end and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral at period end. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) is more conservative than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all five tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

Loan-to-Value and Asset Coverage based on "As-Is" Value	As of the Three Months Ended March 31,		As of or for the Year Ended December 31,	
	2025	2024	2024	2023
Estimated value added through construction improvements				
Estimated "after-repair" value	$ 198,285,000	$ 211,932,000	$ 207,339,000	$ 221,764,000
Real estate purchase price	132,187,757	137,499,704	138,325,411	143,065,519
Total estimated value add	$ 66,097,243	$ 74,432,296	$ 69,013,589	$ 78,698,481
Estimated percentage completion of capital improvements				
Construction loan commitments	$ 14,959,039	$ 24,174,329	$ 17,321,593	$ 27,761,813
Undisbursed construction loan balance	6,773,058	9,728,826	6,134,391	12,225,739
Disbursed construction loan funds	8,185,981	14,445,503	11,187,201	15,536,074
Percentage completion	55%	60%	65%	56%
Real estate value added based on percentage completion	36,170,157	44,477,427	44,572,628	44,041,267
Real estate purchase price	132,187,757	137,499,704	138,325,411	143,065,519
Estimated "as-is" real estate value securing loan portfolio	168,357,914	181,977,131	182,898,039	187,106,786
Book value of rental property	-	-	-	-
Book value of real estate owned (REO), held for sale	2,111,192	2,181,553	2,514,438	2,167,535
Estimated "as-is" real estate collateral value securing investment programs	**$ 170,469,106**	**$ 184,158,684**	**$ 185,412,477**	**$ 189,274,321**
Capital structure and investment programs				
Bank Borrowings	$ 50,889,824	$ 51,071,403	$ 58,987,609	$ 52,029,063
Class D Equity (previously Senior Notes) (1)	13,087,069	18,883,788	13,491,223	19,548,514
Class D Equity, cumulative	63,976,893	69,955,191	72,478,832	71,577,577
Class C Equity (2)	26,985,938	27,049,969	27,109,476	28,743,252
Class C Equity, cumulative	$ 90,962,830	$ 97,005,160	99,588,308	100,320,829
Class B Equity (3)	22,061,056	24,197,918	20,454,473	20,302,932
Class B Equity, cumulative	$ 113,023,886	$ 121,203,079	120,042,781	120,623,761
Class A Equity (4)	5,762,018	4,394,092	5,254,850	8,030,353
Class A Equity, cumulative	$ 118,785,905	$ 125,597,171	$ 125,297,631	$ 128,654,113
Capital structure loan-to-value based on "as-is" valuation of real estate collateral				
Bank Borrowings	30%	28%	32%	27%
Class D Equity (previously Senior Notes), cumulative (1)	38%	38%	39%	38%
Class C Equity, cumulative (2)	53%	53%	54%	53%
Class B Equity, cumulative (3)	66%	66%	65%	64%
Class A Equity, cumulative (4)	70%	68%	68%	68%
Capital structure asset coverage based on "as-is" valuation of real estate collateral				
Bank Borrowings	3.35 x	3.61 x	3.14 x	3.64 x
Class D Equity (previously Senior Notes), cumulative (1)	2.66 x	2.63 x	2.56 x	2.64 x
Class C Equity, cumulative (2)	1.87 x	1.90 x	1.86 x	1.89 x
Class B Equity, cumulative (3)	1.51 x	1.52 x	1.54 x	1.57 x
Class A Equity, cumulative (4)	1.44 x	1.47 x	1.48 x	1.47 x

As of March 31, 2025, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $198.3 million, and the real estate purchase price was $132.2 million, resulting in an estimated $66.1 million in total value add to the real estate projects. Total construction loan commitments were $15.0 million and construction funds disbursed were $8.2 million, resulting in an estimated percentage completion of 55%. Multiplying the estimated total value add of $66.1 million by the estimated project completion of 55% equaled an estimated $36.2 million of incremental real estate value added based on percentage completion. Adding $36.2 million of incremental real estate value added to the real estate purchase price of $132.2 million provided an estimated "as-is" loan portfolio real estate

collateral value of $168.4 million. When combined with an estimated $2.1 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $170.5 million as of March 31, 2025.

Cumulative loan-to-value is the value of the equity investment plus any senior equity or debt divided by the estimated "as-is" real estate collateral value ($170.5 million as of March 31, 2025). As of March 31, 2025:

- The loan-to-value of Bank Borrowings equaled 30% or $50.9 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $170.5 million;
- Cumulative loan-to-value of Class D Equity equaled 38% or $64.0 million (the sum of $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $170.5 million, and;
- Cumulative loan-to-value of Class C Equity equaled 53% or $91.0 million (the sum of $27.0 million in Class C Equity, plus $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $170.5 million;
- Cumulative loan-to-value of Class B Equity equaled 66% or $113.0 million (the sum of $22.0 million in Class B Equity, plus $27.0 million in Class C Equity, plus $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $170.5 million, and;
- Cumulative loan-to-value of Class A Equity equaled 70% or $118.8 million (the sum of $5.8 million in Class A Equity, plus $22.0 million in Class B Equity, plus $27.0 million in Class C Equity, plus $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $170.5 million.

Loan-to-value for Bank Borrowings increased slightly year-over year, reflecting an increase in Bank Borrowings as a percentage of total assets. Cumulative loan-to-value for all classes remained relatively flat between periods.

Cumulative Asset Coverage is the estimated "as-is" real estate collateral value ($170.5 million as of March 31, 2025) divided by the equity investment plus any senior equity or debt. As of March 31, 2025:

- Bank Borrowings equaled 3.35 times or $170.5 million in estimated "as-is" real estate collateral value divided by $50.9 million in Bank Borrowings;
- Class D Equity equaled 2.66 times or $170.5 million in estimated "as-is" real estate collateral value divided by $64.0 million (the sum of $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings);
- Class C Equity equaled 1.87 times or $170.5 million in estimated "as-is" real estate collateral value divided by $91.0 million (the sum of $27.0 million in Class C Equity, plus $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings);
- Class B Equity equaled 1.51 times or $170.5 million in estimated "as-is" real estate collateral value divided by $113.0 million (the sum of $22.0 million in Class B Equity, plus $27.0 million in Class C Equity, plus $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings), and;
- Class A Equity equaled 1.44 times or $170.5 million in estimated "as-is" real estate collateral value divided by $118.8 million (the sum of $5.8 million in Class A Equity, plus $22.0 million in Class B Equity, plus $27.0 million in Class C Equity, plus $13.1 million in Class D Equity, plus $50.9 million in Bank Borrowings).

Asset coverage for Bank Borrowings decreased slightly year-over-year, primarily reflecting an increase in Bank Borrowings as a percentage of total assets. All classes of equity remained relatively flat year-over year.

Interest and Preferred Return Coverage. The interest coverage ratio is the ratio of total income to interest expense on Bank Borrowings. The preferred return coverage ratios are the ratios of total income to preferred return expense of each class of equity, plus any senior preferred returns or interest expense. The following table provides information as to the Company's interest and preferred return coverage ratios considering the Company's bank line of credit and three classes of preferred equity for the periods shown.

Interest & Preferred Return Coverage Ratios				
	For the Three Months Ended March 31,		For the Year Ended December 31,	
	2025	2024	2024	2023
Interest income	$ 3,685,414	$ 3,682,005	$ 14,867,567	$ 13,576,623
Rental property Income	-	-	-	-
Other income	15,738	26,326	381,697	180,258
Total income	3,701,152	3,708,331	15,249,264	13,756,881
Interest coverage / preferred return coverage ratios				
Interest expense – Bank Borrowings (1)	1,015,515	991,911	4,162,572	2,833,950
Preferred return – Class D Equity (2)	162,722	239,878	801,145	1,105,953
Preferred return – Class C Equity (3)	395,341	411,530	1,653,510	1,757,866
Preferred return – Class B Equity (4)	480,069	483,838	1,931,419	1,794,514
Total interest expense plus preferred return	$ 2,053,648	$ 2,127,157	$ 8,548,647	$ 7,492,283
Interest coverage - Bank Borrowings (1)	3.6 x	3.7 x	3.7 x	4.9 x
Cumulative preferred coverage - Class D Equity (2)	3.1 x	3.0 x	3.1 x	3.5 x
Cumulative preferred coverage - Class C Equity (3)	2.4 x	2.3 x	2.3 x	2.4 x
Cumulative preferred coverage - Class B Equity (4)	1.8 x	1.7 x	1.8 x	1.8 x
Average portfolio leverage, during period	45.1%	40.1%	43.3%	32.0%

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings.

(2) Class D Equity has a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative preferred return coverage of Class D Equity equals total income divided by the total preferred return paid to Class D Equity, plus interest paid on Bank Borrowings. Effective December 31, 2022, the Company's 5% senior secured, 30-day demand, promissory notes (the "Senior Notes") were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.

(3) Class C Equity has a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Equity equals total income divided by the total preferred return paid to Class C Equity and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 6% subordinate secured, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity.

(4) Class B Equity has a fourth priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Equity equals total income divided by the total preferred return paid to Class B Equity, Class C Equity, and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for nine percent preferred, participating, Class B Units of equity.

During the quarter ended March 31, 2025, the Company generated $3,685,414 in total income available to pay interest expense and equity preferred returns. With average portfolio leverage of 45.1%, the Company paid interest expense of $1,015,515 related to Bank Borrowings. The Company paid preferred returns of $162,722 related to Class D Equity, $395,341 related to Class C Equity and $480,069 related to Class B Equity. Total income was 3.6 times the amount necessary to pay interest expense related to Bank Borrowings; 3.1 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings and Class D Equity combined; 2.4 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings, Class D Equity and Class C Equity combined, and; 1.8 times the amount necessary to pay the interest expense or preferred returns related to Bank Borrowings, Class D Equity, Class C Equity and Class B Equity combined.

Interest coverage for Bank Borrowings decreased modestly year-over-year primarily due to an increase in the average balance of Bank Borrowings between periods, as the Company modestly increased its Bank Borrowings as a percentage of total assets. Cumulative preferred return coverage for Class D Equity, Class C Equity and Class B Equity increased modestly year-over-year due to a modest increase in Portfolio Loan pricing.

Income Statement

Net Income. Net income was $1,428,365 for the quarter ended March 31, 2025, a decrease of $17,633 or 1.2%, from $1,445,997 in the prior quarter, and a decrease of $801, or 0.1%, from $1,429,165 during the same quarter in the prior year.

The slight year-over-year decrease in net income was primarily the result of an increase in the Company's professional fees related to updating its securities filing with the Securities and Exchange Commission. The quarter-over-quarter change in net income was essentially flat.

Net Interest Margin and Net Interest Rate Spread. Net interest margin for the quarter ended March 31, 2025 was 8.712% compared to 8.713% and 8.419% for the quarters ended December 31, 2024 and March 31, 2024, respectively. Similarly, the net interest rate spread for the quarter ended March 31, 2025 was 4.656% compared to 4.818% and 3.765% for the quarters ended December 31, 2024 and March 31, 2024, respectively. See table below "Average Balances and Yields" for additional details.

The net interest rate spread decreased modestly quarter-over-quarter due to the inclusion of line of credit origination fees in the interest expense calculation during the quarter ended March 31, 2025. The net interest rate spread increased year-over-year, reflecting a modest increase in the yield earned on average interest-earning assets, and a decrease in the cost of Bank Borrowings between periods. The net interest margin was essentially flat quarter-over-quarter. The net interest margin modestly increased year-over-year, primarily reflecting a modest increase in the yield earned on interest-earning assets between periods.

Interest Income. For the quarter ended March 31, 2025, total interest income was $3,685,414 a decrease of $196,448 or 5.1%, from $3,881,862 during the prior quarter, and an increase of $3,409, or 0.1%, from $3,682,005 during the same period in the prior year.

The Company's average interest-earning assets decreased by $4.4 million, or 3.4%, to $124.3 million during the quarter ended March 31, 2025, from an average of $128.7 million during the prior quarter. The yield earned on interest-earning assets increased 2 basis points during the same period to 12.026% from 12.003%.

Average interest-earning assets decreased $4.2 million, or 3.3%, year-over-year to $124.3 million during the quarter ended March 31, 2025, from an average of $128.5 million during the same quarter in the prior year. The yield earned on average interest-earning assets increased 50 basis points to 12.026% during the quarter from 11.524% during the same quarter in the prior year.

The decrease in average interest-earning assets quarter-over-quarter and year-over-year was primarily due to the Company prioritizing higher yielding loans over loan portfolio growth. The Company began increasing its loan pricing on all borrowers during the third quarter of 2024.

The average daily balance of cash during the quarter ended March 31, 2025 was $11,528, compared to $14,246 and $20,139 for the quarters ended December 31, 2024 and March 31, 2024, respectively. Interest income earned on those cash balances during that time was immaterial.

The consistently low level of average cash balances reflects efficient cash management provided by the Company's revolving bank line of credit. See "Bank Borrowings" below for additional details.

Interest Expense. Total interest expense included only the Company's bank line of credit ("Bank Borrowings") and decreased $48,402, or 4.5%, to $1,015,515 for the quarter ended March 31, 2025, from $1,063,917 during the prior quarter, and increased $23,604, or 2.4%, from $991,911 during the same quarter in the prior year. The average cost of interest-bearing liabilities was 7.369% during the quarter ended March 31, 2025, a increase of 18 basis points from 7.185% during the prior quarter, and a decrease of 39 basis points from 7.759% during the same quarter in the prior year.

The modest quarter-over-quarter decrease in average interest expense was primarily driven by an 18 basis point increase in the average interest rate paid on Bank Borrowings being more than offset by a 5.1% decrease in average Bank Borrowings between periods, as the Company prioritized making higher yielding loans over loan portfolio size between periods. The modest year-over-year increase in average interest expense was primarily attributable to an 8.7% increase in average Bank Borrowings between periods, which more than offset a 39 basis point decrease in the average interest rate paid on Bank Borrowings.

Net Interest Income. Net interest income for the quarter ended March 31, 2025 was $2,669,899, a decrease of $148,046, or 5.3%, from $2,817,945 during the prior quarter, and a decrease of $20,195, or 0.8%, from $2,690,094 during the same quarter in the prior year.

The quarter-over-quarter decrease was primarily attributable to a 16 basis point decrease in the net interest rate spread and a 3.4% decrease in average interest-earning assets. The modest year-over-year decrease in net interest income

was primarily attributable to a modest decrease in average interest-earning assets more than offsetting a 50 basis point increase in the yield earned on those same assets.

Other Income. For the quarter ended March 31, 2025, other income was $15,738, a decrease of $199,479, or 92.7%, from $215,217 during the prior quarter, and a decrease of $10,588 or 40.2%, from $26,326 during the same period in the prior year. Other income generally includes late payment fees and default interest related to Non-Performing Loans, income from REO assets, and reversals in the allowance for loan losses used to offset losses on the sale of REO assets. We expect this income to vary between periods driven by the number of Non-Performing Loans, timing of Non-Performing Loan payoffs, collectability of default interest and late fees on Non-Performing Loans, and the profitability of REO asset sales.

The changes in other income quarter-over-quarter and year-over-year were primarily attributable to fluctuations in late payment fees and other collections on non-performing loans.

Non-Interest Expense. For the quarter ended March 31, 2025, non-interest expense was $1,257,273, a decrease of $309,835, or 19.8%, from $1,567,108 during the prior quarter, and a decrease of $29,674 or 2.3%, from $1,286,947 during the same period in the prior year.

Non-interest expense decreased quarter-over-quarter and year-over-year primarily due to a decrease in professional fees.

Provision for Loan Losses. Based on our analysis of loan portfolio performance, loan portfolio growth, and potential market risk, the Company recorded a $75,646 provision for loan loss expense during the quarter ended March 31, 2025, a provision of 80,142 for the prior quarter, and a provision of $52,757 for the same quarter in the prior year. The allowance for loan losses was $2,059,149 or 1.7% of total unpaid principal balance (UPB) at March 31, 2025, compared to $1,983,502 or 1.6% of total UPB at December 31, 2024, and as compared to $2,019,026 or 1.6% of total UPB at March 31, 2024.

There were three delinquent loans as of March 31, 2025 (UPB $974,871) compared to three Delinquent Loans as of December 31, 2024 (UPB $974,027), and three Delinquent Loans at March 31, 2024 (UPB $823,814). The allowance for loan losses reflects the estimate we believed to be appropriate to cover probable incurred losses inherent in the loan portfolio at March 31, 2025, December 31, 2024, and March 31, 2024. See "Asset Quality" below for a discussion of Non-Performing Loans and REO assets.

It is important to point out that on average Delinquent Loans have previously generate additional profits for the Company through the return of principal, accrued interest and additional late fees and default interest. Therefore, the percentage of Non-Performing Loans are not necessarily correlated to the amount of charge offs expected by the Company.

Franchise Fees and Income Taxes. The Company intends to be treated for US federal income tax purposes as a REIT. A REIT generally is not subject to US federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the tax code. Franchise fees for the quarter ended March 31, 2025 totaled $301 as compared to $3,023 during the prior quarter and $308 during the same quarter in the prior year.

Balance Sheet, Liquidity and Capital Resources

Total assets. As of March 31, 2025, total assets were $120.3 million, a decrease of $6.7 million, or 5.3%, from $127.0 million the prior quarter, and a decrease of $7.2 million, or 5.6%, from $127.5 million from the prior year.

Total assets were down quarter-over-quarter and year-over-year primarily reflecting a decline in loan portfolio size due to more conservative loan selection as the Company prioritized making loans at higher interest rates.

Equity. As of March 31, 2025, December 31, 2024, and March 31, 2024, the Company's equity balance was $67.9 million (56.4% of total assets), $66.3 million (52.2% of total assets), and $74.5 million (58.4% of total assets), respectively.

As of March 31, 2025, Class A Equity equaled $5.8 million (4.8% of total assets), Class B Equity equaled $22.1 million (18.3% of total assets), Class C Equity equaled $27.0 million (22.4% of total assets), and Class D Equity equaled $13.1 million (10.9% of total assets).

The Umpqua Bank line of credit loan covenants require the Company to maintain a ratio of line-of-credit balance owed to other capital not greater than one to one. The Company's Class Limitation Covenant requires the sum of Class A Equity and Class B Equity to be no less than 20% of total assets. As of March 31, 2025, the Company was in compliance with all covenants.

Bank Borrowings. As of March 31, 2025, December 31, 2024, and March 31, 2024, the net unpaid line of credit balance was $50.9 million (42.3% of total assets), $58.9 million (46.4% of total assets), and $51.0 million (40.0% of total assets), respectively.

For the quarters ending March 31, 2025, December 31, 2024, and March 31, 2024, the average line of credit balance and utilization during these periods was $55.9 million (69.9% utilization), $58.9 million (73.6% utilization), and $51.4 million (85.7% utilization), respectively. The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

On May 5, 2021, the Company refinanced its $40 million credit facility provided by Western Alliance Bank with a new $40 million credit facility provided by Umpqua Bank. The new credit facility is substantially the same but offers the Company more attractive pricing. The Western Alliance Bank credit facility was priced at the greater of 1-Month LIBOR plus 3.125% or 4.75% (floor rate), compared to the Umpqua Bank credit facility priced at the greater of 1-Month LIBOR plus 2.750% or 4.00% (floor rate). On August 10, 2021, the Umpqua Bank credit facility was increased from $40 million to $50 million to accommodate loan portfolio growth during 2021. On January 28, 2022, the Umpqua Bank credit facility was increased from $50 million to $60 million to accommodate additional loan portfolio growth during 2022, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve's request that banks phase out the use of LIBOR. On June 9, 2022, the Umpqua Bank credit facility was increased from $60 million to $75 million to accommodate additional loan portfolio growth during 2022, and the maturity date was extended to May 5, 2024. On June 29, 2023, the Umpqua Bank credit facility was decreased from $75 million to $60 million, and the maturity date was extended to May 5, 2025. The decrease in credit facility size was requested by the Company to reduce interest expense. On July 2, 2024, the Umpqua Bank credit facility was increased from $60 million to $80 million, and the maturity date was extended to May 5, 2026. The increase in credit facility size was requested by the Company to accommodate strong loan demand. As of March 31, 2025, the interest rate on the Umpqua Bank credit facility was 7.000%.

Portfolio Roll Forward Analysis. The Company makes short-term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.

ROLL FORWARD ANALYSIS						
Month	Number of Loans	Principal Beginning Balance	Principal Advances	Principal Payments	Principal Ending Balance	Days to Turnover (1)
Jan-23	256	105,524,277	8,522,449	(12,443,025)	101,603,701	254
Feb-23	260	101,603,701	14,373,295	(11,589,692)	104,387,304	263
Mar-23	272	104,387,304	17,385,212	(18,980,953)	102,791,564	165
Apr-23	276	102,791,564	18,482,307	(13,344,255)	107,929,616	231
May-23	289	107,929,616	25,711,837	(18,497,685)	115,143,768	175
Jun-23	297	115,143,768	22,050,381	(12,965,793)	124,228,356	266
Jul-23	306	124,228,356	16,775,055	(13,453,231)	127,550,180	277
Aug-23	309	127,550,180	23,620,317	(20,074,037)	131,096,460	191
Sep-23	305	131,096,460	11,107,265	(12,145,224)	130,058,501	324
Oct-23	295	130,058,501	13,276,202	(18,465,388)	124,869,314	211
Nov-23	294	124,869,314	13,140,332	(11,454,139)	126,555,508	327
Dec-23	295	126,555,508	20,416,653	(17,296,134)	129,676,027	220
Total		1,401,738,548	204,861,305	(180,709,555)	Average # Days	233
Jan-24	298	129,676,027	14,576,027	(14,482,415)	129,769,639	269
Feb-24	287	129,769,639	16,406,172	(19,289,255)	126,886,556	202
Mar-24	285	126,886,556	14,877,587	(14,761,558)	127,002,585	258
Apr-24	283	127,002,585	18,408,905	(25,944,574)	119,466,915	147
May-24	281	119,466,915	18,841,773	(18,203,610)	120,105,079	197
Jun-24	275	120,105,079	12,228,716	(12,540,109)	119,793,686	287
Jul-24	290	119,793,686	22,745,894	(12,328,738)	130,210,842	291
Aug-24	272	130,210,842	14,092,957	(17,988,612)	126,315,187	217
Sep-24	275	126,315,187	20,373,740	(14,645,761)	132,043,166	259
Oct-24	268	132,043,166	13,302,366	(15,044,034)	130,301,497	263
Nov-24	252	130,301,497	12,200,842	(17,440,758)	125,061,582	224
Dec-24	244	125,061,582	18,956,853	(17,906,522)	126,111,912	210
Total		1,516,632,759	197,011,831	(200,575,946)	Average # Days	227
Jan-25	231	126,111,912	11,934,550	(15,830,926)	122,215,537	239
Feb-25	236	122,215,537	17,479,158	(13,560,445)	126,134,251	270
Mar-25	227	126,134,251	15,597,306	(21,605,457)	120,126,100	175
Total		374,461,700	45,011,015	(50,996,827)	Average # Days	220

(1) Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.

During the three months ended March 31, 2025, the principal balance of the Company's loan portfolio ranged from $120.1 million to $126.1 million, and the Company made principal advances of $45.0 million related to new or existing Portfolio Loans and received principal payments of $51.0 million related to Portfolio Loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 220 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

During the three months ended March 31, 2025, the Company experienced less principal advances than principal payments primarily due to the Company prioritizing higher interest rate loans over loan portfolio size.

Asset Quality

Allowances for loan losses. As of March 31, 2025, the Company's allowance for loan losses balance was $2,059,149 or 1.7% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2025, the Company recognized a $75,646 provision-for-loan-losses and $0 charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.

By comparison, during the quarter ended December 31, 2024, the Company's allowance for loan losses balance was $1,983,502, or 1.6% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2024, the Company recognized a $52,757 provision-for-loan-losses and no charge-off against its allowance for loan losses.

By comparison, during the quarter ended March 31, 2024, the Company's allowance for loan losses balance was $2,019,026, or 1.6% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2024,

the Company recognized $52,757 provision-for-loan-losses expense and no charge-off against its allowance for loan losses.

The Company expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. Factors that affect the accrual rate include loan portfolios size, loan portfolio performance, real estate market conditions, and general economic factors.

As of March 31, 2025, the total amount of loans charged off by the Company since inception (April 2009) totaled $3.3 million or 0.188% of total loans originated ($1.78 billion). See "Provision for Loan Losses" above for additional details.

Delinquent Loans, Real Estate Owned and Rental Properties. The following definitions are used when categorizing the Company's Delinquent, non-performing, Non-Accruing, Impaired and Real Estate Owned assets:

(1) ***Delinquent Loan:*** A loan with a monthly payment that is 30 days or more past due.
(2) ***Non-Performing Loan:*** A Delinquent Loan that is in the foreclosure process but still accruing interest.
(3) ***Non-Accruing Loan:*** A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.
(4) ***Impaired Loan:*** A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired Loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired Loans are currently measured at lower of cost or fair value. Impaired Loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.
(5) ***Real Estate Owned ("REO"):*** Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.
(6) ***Rental Properties:*** Real estate that the Company holds for use.

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as delinquent for the first 90 days and then to categorize the loan as non-performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days, or longer if the borrower files bankruptcy or contests the foreclosure judicially). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes non-performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Charged Off loans:

New Delinquent Loans					
During Q1 2025	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Denver, CO (Denver)	$ 1,050,000	$ 37,071	$ 1,950,000	62%	Non-Performing
Denver, CO (Denver)	151,600	4,830	N/A	N/A Jr Lien	Non-Performing
Denver, CO (Denver)	1,295,000	9,955	1,950,000	70%	Non-Performing
Denver, CO (Denver)	51,718	398	N/A	N/A Jr Lien	Non-Performing
Jackson, MO (Kansas City)	194,488	-	495,000	39%	Non-Performing
Total	$ 2,742,805	$ 52,254	$ 4,395,000		

Paid Off Delinquent Loans					
During Q1 2025	Unpaid Principal Balance	Interest Collected	Additional Fees Collected (2)	Loan to Value	Date Paid Off
Denver, CO (Denver)	$ 1,050,000	$ 37,071	$ 5,329	62%	3/4/2025
Denver, CO (Denver)	151,600	4,830	-	N/A Jr Lien	3/4/2025
Denver, CO (Denver)	1,295,000	9,955	9,004	70%	3/27/2025
Denver, CO (Denver)	51,718	398	14	N/A Jr Lien	3/27/2025
Total	$ 2,548,318	$ 52,254	$ 14,348		

Cured Delinquent Loans					
During Q1 2025	Unpaid Principal Balance	Unpaid Accrued Interest	Charge Against LLR (3)	Date Cured	Loan Status
Jackson, MO (Kansas City)	$ 194,488	$ -	$ -	3/4/2025	Active
Total	$ 194,488	$ -	$ -		

Delinquent Loans - End of Quarter					
As of 3/31/2025	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Hunt, TX (Commerce)	$ 127,455	$ -	$ 50,000	255%	Non-Accruing
Riverside, CA (La Quinta)	494,582	24,528	700,000	71%	Non-Performing
San Diego, CA (Fallbrook)	352,834	10,831	685,000	52%	Non-Accruing
Total	$ 974,871	$ 35,359	$ 1,435,000		

(1) New delinquent loan.
(2) Additional fees collected are net of additional expenses incurred.

During the quarter ended March 31, 2025, five new loans became delinquent, four Delinquent Loan paid off, one Delinquent Loans was cured, and no Delinquent Loans were converted to REO Assets. As of March 31, 2025, the Company had 3 Delinquent Loans (UPB $974,871). The Company anticipates collecting full proceeds on these loans. The property securing the Hunt, TX loan was demolished due to a fire and an insurance claim is in process.

We will continue to analyze Delinquent Loans as part of our ongoing process to improve our internal policies and procedures.

The following table provides information associated with the Company's Real Estate Owned:

Real Estate Owned Assets					
As of 3/31/2025	Cost Basis	REO Expense (during quarter)	REO Source	Acquisition Date	Exit Strategy
Alameda, CA (Oakland)	$ 2,111,192	$ 2,588	Foreclosure	6/1/2018	Rehab and Sell
Total	$ 2,111,192	$ 2,588			

Sold Real Estate Owned Assets					
During Q1 2025	Cost Basis	Net Proceeds	Gain (Loss) on Sale	Acquisition Date	Sale Date
San Luis Obispo, CA (Grover Beach)	$ 411,937	$ 438,766	$ 26,829	12/6/2024	2/24/2025
Total	$ 411,937	$ 438,766	$ 26,829		

(1) New real estate owned asset.

During the quarter ended March 31, 2025, no new REO assets were acquired and one REO asset was sold at a gain of $26,829. As of March 31, 2025, the Company had REO asset inventory of $2.1 million (1.8% of total assets) comprised of one property located in Alameda County, California. The property is a single family residential new construction

project that is ready for sale, pending the issuance of a public works permit by the City of Oakland. The Company anticipates recovering more than its cost basis in that property.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the real estate assets are carried at the lower of cost or fair value less estimated costs to sell. REO asset revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Portfolio Loan Characteristics

Project Type. As of March 31, 2025, the percentage of unpaid principal balance categorized by project type consisted of 95% Single Family Residential Rehab (220 loans), 4% Single Family Residential New Construction (6 loans), 0% Multi-Family Residential Rehab (0 loans), <1% Multi-Family Residential New Construction (1 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of December 31, 2024, the percentage of unpaid principal balance categorized by project type consisted of 93% Single Family Residential Rehab (234 loans), 7% Single Family Residential New Construction (10 loans), 0% Multi-Family Residential Rehab (0 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loan).

By comparison, as of March 31, 2024, the percentage of unpaid principal balance categorized by project type consisted of 91% Single Family Residential Rehab (265 loans), 9% Single Family Residential New Construction (18 loans), <1% Multi-Family Residential Rehab (1 loan), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and <1% Land Entitlements (1 loan).

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi-family residential structures.

Geographical Distribution. As of March 31, 2025, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 74%, Colorado 4%, Florida 3%, North Carolina 1%, Oregon 9%, Texas 3%, Utah 2% and Washington 3%.

By comparison, as of December 31, 2024, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 72%, Colorado 7%, Florida 3%, North Carolina 2%, Oregon 6%, Texas 4%, Utah 3% and Washington 3%.

By comparison, as of March 31, 2024, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 66%, Colorado 8%, Florida 2%, Maryland 2%, Missouri 2%, North Carolina 2%, Oregon 9%, Texas 3%, Utah 2%, Virginia 1%, and Washington 2%.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity. In addition, the Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose nonperforming loans in non-judicial states is less. As of March 31, 2025, December 31, 2024, and March 31, 2024, the percentage of loan portfolio UPB secured by property located in non-judicial states was 96.5%, 95.9% and 98.4%, respectively.

Borrowers. As of March 31, 2025, the portfolio consisted of 227 active loans provided to 132 borrowers. The average number of loans per borrower was 1.7 loans. The largest borrower represented 9.2% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 17.1% of UPB.

By comparison, as of December 31, 2024, the portfolio consisted of 244 active loans provided to 128 borrowers. The average number of loans per borrower was 1.9 loans. The largest borrower represented 8.2% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 17.3% of UPB.

By comparison, as of March 31, 2024, the portfolio consisted of 285 active loans provided to 147 borrowers. The average number of loans per borrower was 1.9 loans. The largest borrower represented 8.0% of the UPB while the top 3 borrowers represented 14.9% of UPB.

Portfolio Age. As of March 31, 2025, the age distribution of the 227 active Portfolio Loans was as follows: 130 loans within 0-6 months (60% of the unpaid principal balance "UPB"), 34 loans within 6-9 months (16% of UPB), 16 loans within 9-12 months (7% of UPB) and 47 loans greater than 12 months (17% of UPB).

By comparison, as of December 31, 2024, the age distribution of the 244 active Portfolio Loans was as follows: 150 loans within 0-6 months (62% of the unpaid principal balance "UPB"), 30 loans within 6-9 months (12% of UPB), 20 loans within 9-12 months (9% of UPB) and 44 loans greater than 12 months (17% of UPB).

By comparison, as of March 31, 2024, the age distribution of the 285 active Portfolio Loans was as follows: 167 loans within 0-6 months (54% of UPB), 44 loans within 6-9 months (16% UPB), 29 loans within 9-12 months (14% of UPB) and 45 loans greater than 12 months (16% of UPB).

Portfolio Turnover. During the quarter ended March 31, 2025, the Company originated 89 new Portfolio Loans and saw 106 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

By comparison, during the quarter ended December 31, 2024, the Company originated 82 new Portfolio Loans and saw 112 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on one loan during the quarter.

By comparison, during the quarter ended March 31, 2024, the Company originated 108 new Portfolio Loans and saw 118 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure and foreclosed on no loans during the quarter.

As of March 31, 2025, the Company had originated 5,307 loans since inception (April 2009) of which 5,080 had paid off, including 50 loans that had become REO properties through either the foreclosure or deed in lieu process, resulting in a net of 227 active Portfolio Loans.

Loan Size. As of March 31, 2025, the average and median loan sizes were $529,190 and $359,849, up $12,338 and up $7,328 from the average and median loan sizes of $516,852 and $352,521 at December 31, 2024, and up $83,567 and up $53,324 from the average and median loan sizes of $445,623 and $306,526 at March 31, 2024, respectively.

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

About Iron Bridge Mortgage Fund, LLC

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making loans to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company converted from a partnership into a real estate investment trust in 2022. The Company is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned and operated by Gerard Stascausky. Gerard Stascausky brings to the Company 15 years of investment banking experience, over 20 years of distressed real estate experience, and over 16 years of private real estate lending experience.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

BALANCE SHEET

	Mar 31, 2023	June 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	June 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Assets									
Cash and cash equivalents	124,715	136,251	105,194	442,342	44,554	70,275	12,221	32,609	10,000
Mortgage interest receivable	740,216	889,498	964,516	961,690	1,023,139	940,758	1,093,051	1,049,181	1,028,282
Mortgage loans receivable, net	100,303,814	121,567,144	127,321,290	126,945,760	124,275,286	117,049,221	129,208,337	123,449,068	117,396,598
Real estate held for sale	2,132,379	2,132,379	2,137,049	2,167,535	2,181,553	2,181,553	2,649,586	2,514,438	2,111,192
Rental property, net	-	-	-	-	-	-	-	-	-
Other assets	-	-	-	-	-	-	-	-	(114,237)
Total assets	103,301,124	124,725,272	130,528,049	130,517,327	127,524,532	120,241,807	132,963,195	127,045,296	120,431,835
Liabilities									
Accounts payable and other accrued liabilities	29,416	(3,528)	29,789	30,651	35,031	(1,894)	23,495	158,398	116,459
Servicer fees payable	268,403	295,644	324,117	332,130	330,932	298,451	324,999	324,922	321,793
Incentive fees payable	-	-	-	-	-	-	-	-	-
Interest payable	112,386	223,199	304,520	297,954	304,273	263,465	151,881	165,889	292,510
Line of credit, net	20,425,466	45,288,434	52,373,712	51,969,318	51,056,658	49,375,429	62,369,977	58,935,981	50,875,667
Deferred interest	964,942	1,314,931	1,192,982	1,262,223	1,271,870	908,241	1,331,094	1,150,084	929,326
Total liabilities	21,800,613	47,118,680	54,225,120	53,892,276	52,998,764	50,843,692	64,201,446	60,735,274	52,535,755
Members' equity	81,500,511	77,606,592	76,302,929	76,625,051	74,525,768	69,398,115	68,761,749	66,310,022	67,896,080

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

	Jan - Mar 23	Apr - Jun 23	Jul - Sep 23	Oct - Dec 23	2023	Jan - Mar 24	Apr - Jun 24	Jul - Sep 24	Oct - Dec 24	2024	Jan - Mar 25
Revenues											
Mortgage interest income	2,858,889	3,203,187	3,682,492	3,832,055	13,576,623	3,682,005	3,591,648	3,712,052	3,881,862	14,867,567	3,685,414
year / year %	-20.1%	-19.0%	-6.8%	4.3%	-10.4%	28.8%	12.1%	0.8%	1.3%	9.5%	0.1%
quarter / quarter %	-22.2%	12.0%	15.0%	4.1%	na	-3.9%	-2.5%	3.4%	4.6%	na	-5.1%
Rental property income	-	-	-	-	-	-	-	-	-	-	-
year / year %	-100.0%	na	na	na	-100.0%	na	na	na	na	na	na
quarter / quarter %	na	na	na	na	na	na	na	na	na	na	na
Other income	25,888	48,766	20,648	84,956	180,258	26,326	44,022	96,132	215,217	381,697	15,738
year / year %	-78.8%	6.6%	-64.0%	193.0%	-29.0%	1.7%	-9.7%	365.6%	153.3%	111.8%	-40.2%
quarter / quarter %	-10.7%	88.4%	-57.7%	311.4%	na	-69.0%	67.2%	118.4%	123.9%	na	-92.7%
Total revenues	2,884,777	3,251,953	3,703,140	3,917,011	13,756,881	3,708,331	3,635,670	3,808,184	4,097,079	15,249,264	3,701,152
year / year %	-22.5%	-19.2%	-7.6%	5.8%	-11.0%	28.5%	11.8%	2.8%	4.6%	10.8%	-0.2%
quarter / quarter %	-22.1%	12.7%	13.9%	5.8%	na	-5.3%	-2.0%	4.7%	7.6%	na	-9.7%
Operating expenses											
Interest expense	329,567	581,990	939,865	982,528	2,833,950	991,911	975,160	1,131,584	1,063,917	4,162,572	1,015,515
year / year %	-57.3%	-32.6%	-5.5%	6.7%	-20.2%	201.0%	67.6%	20.4%	8.3%	46.9%	2.4%
quarter / quarter %	-64.2%	76.6%	61.5%	4.5%	na	1.0%	-1.7%	16.0%	-6.0%	na	-4.5%
Servicer fees	777,506	849,357	978,709	983,642	3,589,214	978,061	929,825	982,191	990,297	3,880,374	935,508
year / year %	-16.6%	-17.0%	-7.1%	2.4%	-9.6%	25.8%	9.5%	0.4%	0.7%	8.1%	-4.4%
quarter / quarter %	-19.0%	9.2%	15.2%	0.5%	na	-0.6%	-4.9%	5.6%	0.8%	na	-5.5%
Incentive fees	-	-	-	-	-	-	-	-	-	-	-
year / year %	na	na	na	na	na	na	na	na	na	na	na
quarter / quarter %	na	na	na	na	na	na	na	na	na	na	na
Provision for losses on loans	-	-	81,642	80,116	161,758	52,757	24,548	26,820	80,142	184,267	75,646
year / year %	-100.0%	-100.0%	-6.3%	7.2%	-59.4%	na	na	-67.1%	0.0%	13.9%	43.4%
quarter / quarter %	-100.0%	na	na	-1.9%	na	-34.1%	-53.5%	9.3%	198.8%	na	-5.6%
Professional fees	80,826	76,312	77,208	65,958	300,304	126,364	148,587	190,859	210,039	675,849	192,252
year / year %	77.4%	201.6%	31.2%	-10.1%	47.9%	56.3%	94.7%	147.2%	218.4%	125.1%	52.1%
quarter / quarter %	10.2%	-5.6%	1.2%	-14.6%	na	91.6%	17.6%	28.4%	10.0%	na	-8.5%
Real estate owned holding costs	2,984	2,558	2,874	24,687	33,103	4,279	2,795	6,552	159,319	172,945	6,698
year / year %	-55.6%	-79.8%	-32.2%	709.7%	24.1%	43.4%	9.3%	128.0%	545.4%	422.4%	56.5%
quarter / quarter %	-2.1%	-14.3%	12.4%	759.0%	na	-82.7%	-34.7%	134.4%	2331.6%	na	-95.8%
Other	150,826	139,583	99,930	110,213	500,552	125,486	132,057	119,511	127,311	504,365	47,168
year / year %	67.3%	41.8%	-26.0%	-21.5%	7.9%	-16.8%	-5.4%	19.6%	15.5%	0.8%	-62.4%
quarter / quarter %	7.5%	-7.5%	-28.4%	10.3%	na	13.9%	5.2%	-9.5%	6.5%	na	-63.0%
Total operating expenses	1,341,709	1,649,800	2,180,228	2,247,144	7,418,881	2,278,858	2,212,972	2,457,517	2,631,025	9,580,372	2,272,787
year / year %	-33.1%	-21.4%	-6.6%	3.4%	-13.8%	69.8%	34.1%	12.7%	17.1%	29.1%	-0.3%
quarter / quarter %	-38.2%	23.0%	32.2%	3.1%	na	1.4%	-2.9%	11.1%	7.1%	na	-13.6%
Operating Margin	53.5%	49.3%	41.1%	42.6%	46.1%	38.5%	39.1%	35.5%	35.8%	37.2%	38.6%
Net income	1,542,747	1,592,293	1,522,812	1,667,540	6,325,392	1,429,165	1,416,111	1,350,057	1,445,997	5,641,330	1,428,365
year / year %	-10.0%	-16.6%	-8.3%	9.0%	-7.2%	-7.4%	-11.1%	-11.3%	-13.3%	-10.8%	-0.1%
quarter / quarter %	0.8%	3.2%	-4.4%	9.5%	na	-14.3%	-0.9%	-4.7%	7.1%	na	-1.2%
Net Margin	53.5%	49.0%	41.1%	42.6%	46.0%	38.5%	39.0%	35.5%	35.3%	37.0%	38.6%

Footnotes

The amounts provided in the financial statements through December 31, 2024 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2025 have not been audited. Audited financial statements for the fiscal year 2025 will be available during the first quarter of 2026.

IRON BRIDGE MORTGAGE FUND

AVERAGE BALANCES AND YIELDS

	For the Three Months Ended								
	March 31, 2025			December 31, 2024			March 31, 2024		
	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield
Interest-earning assets									
Bank deposits	$ 11,528	-	-	$ 14,246	-	-	$ 20,139	-	-
Portfolio loans	124,276,600	$ 3,685,414	12.027%	128,642,749	$ 3,881,862	12.005%	128,485,297	$ 3,682,005	11.526%
Average interest-earning assets	124,288,128	3,685,414	12.026%	128,656,995	3,881,862	12.003%	128,505,436	3,682,005	11.524%
Allowance for loan losses	(2,009,687)			(2,094,231)			(1,993,602)		
Non-interest earning assets (3)	1,751,525			2,240,944			1,759,525		
Total Assets	124,029,967			128,803,708			128,271,359		
Interest-bearing liabilities									
Bank Borrowings	55,888,182	1,015,515	7.369%	58,905,624	1,063,917	7.185%	51,418,131	991,911	7.759%
Average interest-bearing liabilities	55,888,182	1,015,515	7.369%	58,905,624	1,063,917	7.185%	51,418,131	991,911	7.759%
Non-interest bearing liabilities (4)	1,023,683			1,130,050			1,476,811		
Shareholders' equity	67,118,102			68,768,034			75,376,417		
Total liabilities and shareholders' equity	$ 124,029,967			$ 128,803,708			$ 128,271,359		
Net interest income		$ 2,669,899			$ 2,817,945			$ 2,690,094	
Net Interest rate spread (5)			4.656%			4.818%			3.765%
Net interest margin (6)			8.712%			8.713%			8.419%
Ratio of interest-earning assets to interest bearing liabilities			2.22			2.18			2.50

IRON BRIDGE MORTGAGE FUND, LLC
PORTFOLIO ANALYTICS

CAPITALIZATION	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Total Assets	$ 103,301,124	$ 124,725,272	$ 130,528,049	$ 130,517,327	$ 127,524,532	$ 120,241,807	$ 132,963,195	$ 127,045,296	$ 120,326,294
Bank Borrowings (1)	$ 20,425,466	$ 45,288,434	$ 52,373,712	$ 51,969,318	$ 51,056,658	$ 49,375,429	$ 62,369,977	$ 58,935,981	$ 50,875,667
Senior Notes	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Equity (Class A, B, C and D)	$ 81,500,511	$ 77,606,592	$ 76,302,929	$ 76,625,051	$ 74,525,768	$ 69,398,115	$ 68,761,749	$ 66,310,022	$ 67,896,080

PORTFOLIO YIELD & INTEREST COVERAGE	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Interest Coverage - Bank Borrowings	8.8 X	5.6 X	3.9 X	4.0 X	3.7 X	3.7 X	3.4 X	3.9 X	3.6 X
Cumulative Preferred Return Coverage - Class D Equity	4.5 X	3.8 X	3.1 X	3.2 X	3.0 X	3.1 X	2.9 X	3.3 X	3.1 X
Cumulative Preferred Return Coverage - Class C Equity	2.6 X	2.5 X	2.3 X	2.4 X	2.3 X	2.3 X	2.2 X	2.5 X	2.4 X
Cumulative Preferred Return Coverage - Class B Equity	1.9 X	1.9 X	1.8 X	1.8 X	1.7 X	1.8 X	1.7 X	1.9 X	1.8 X
Average Portfolio Leverage (QTR)	18.2%	28.8%	38.3%	39.4%	40.1%	41.6%	45.6%	45.7%	45.1%
Weighted Average Portfolio Yield (QTR) (2)	11.233%	11.515%	11.489%	11.895%	11.526%	11.852%	11.568%	12.005%	12.027%
Weighted Average Yield - New Originations (QTR) (3)	10.716%	10.679%	10.586%	10.736%	10.567%	10.612%	11.176%	11.355%	11.280%

AVERAGE DAILY BALANCES	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Average Portfolio Loans (UPB) (QTR)	$ 103,215,927	$ 111,576,405	$ 127,167,397	$ 127,810,705	$ 128,485,297	$ 121,877,711	$ 127,656,033	$ 128,642,749	$ 124,276,600
Average Cash (QTR)	$ 9,172	$ 11,945	$ 9,214	$ 22,178	$ 20,139	$ 11,121	$ 9,207	$ 14,246	$ 11,528
Average Cash Utilization (QTR) (4)	99.991%	99.989%	99.993%	99.983%	99.984%	99.991%	99.993%	99.989%	99.991%
Average LOC Daily Balance	$ 18,830,118	$ 32,050,041	$ 48,677,088	$ 50,364,963	$ 51,418,131	$ 50,597,683	$ 58,325,262	$ 58,905,624	$ 55,888,182
Avg LOC Utilization	23.2%	53.1%	81.1%	83.9%	85.7%	84.3%	72.9%	73.6%	69.9%

PORTFOLIO TURNOVER	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Loans Originated (QTR)	113	138	111	104	108	110	116	82	89
Loans Paid Off (QTR)	116	113	103	113	118	120	114	112	106
New REO Assets / Deeds in Lieu	0	0	0	1	0	0	2	1	0
Portfolio Loans	272	297	305	295	285	275	275	244	227
Total Historical Payoffs	4,177	4,290	4,393	4,507	4,625	4,745	4,861	4,974	5,080
Total Historical Originations, #	4,449	4,587	4,698	4,802	4,910	5,020	5,136	5,218	5,307
Total Historical Originations, $	$ 1,369,859,321	$ 1,436,103,847	$ 1,487,606,483	$ 1,534,439,669	$ 1,580,299,455	$ 1,629,778,849	$ 1,686,991,440	$ 1,731,451,501	$ 1,776,462,516

LOAN SIZE (UPB)	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Portfolio Loans (UPB)	$ 102,791,564	$ 124,228,356	$ 130,058,501	$ 129,676,027	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 120,126,100
Average Loan Size	$ 377,910	$ 418,277	$ 426,421	$ 439,580	$ 445,623	$ 435,613	$ 480,157	$ 516,852	$ 529,190
Median Loan Size	$ 271,072	$ 319,043	$ 323,241	$ 306,000	$ 306,526	$ 308,049	$ 347,000	$ 352,521	$ 359,849
TTM Average Loan Size	$ 396,374	$ 390,657	$ 401,583	$ 415,547	$ 432,475	$ 436,809	$ 450,243	$ 469,561	$ 490,453
$0-$100,000	29	19	24	28	28	26	11	11	8
$100,001-$200,000	63	65	66	55	58	58	47	42	34
$200,001-$300,000	56	57	55	62	50	49	59	45	40
$300,001-$500,000	55	76	70	64	63	60	63	62	64
$500,001-$1,000,000	54	58	65	59	59	56	61	48	48
$1,000,000-$1,500,000	10	17	20	22	21	21	28	27	24
$1,500,000-$2,000,000	5	4	3	3	4	5	6	7	7
$2,000,000-$2,500,000	0	0	1	1	1	0	0	2	2
$2,500,000-$3,000,000	0	1	1	1	1	0	0	0	0
$3,000,000+	0	0	0	0	0	0	0	0	0

(1) Bank Borrowings are net of line of credit origination fees.
(2) Weighted Average Portfolio Yield equals the gross income earned on portfolio loans divided by the average unpaid principal balance (UPB).
(3) Weighted Average Yield - New Originations is based on the estimated yield of each loan and assumes the loans are paid off at maturity.
(4) Average Cash Utilization is calculated using the average daily cash balance and average daily loan portfolio UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

LOAN PERFORMANCE	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
Performing Loans	268	290	298	292	282	269	267	241	224
New Delinquent Loans	4	5	0	0	0	4	6	2	0
Resolved Delinquent Loans	0	2	0	4	0	1	4	7	0
Total Delinquent Loans	4	7	7	3	3	6	8	3	3
Total Historical Delinquent Loans	157	162	162	162	162	166	172	174	174
Performing Loans (UPB)	$ 100,481,830	$ 121,789,533	$ 127,612,870	$ 128,852,820	$ 126,178,771	$ 118,028,415	$ 127,478,220	$ 125,137,885	$ 119,151,229
Total Delinquent (UPB)	$ 2,309,734	$ 2,438,823	$ 2,445,630	$ 823,207	$ 823,814	$ 1,765,271	$ 4,564,946	$ 974,027	$ 974,871
Non-Performing Loans (UPB)	$ -	$ -	$ -	$ -	$ -	$ 1,311,757	$ 4,110,921	$ 846,625	$ 494,582
Non-Accruing Loans (UPB)	$ 2,309,734	$ 2,438,823	$ 2,445,630	$ 823,207	$ 823,814	$ 453,514	$ 454,025	$ 127,405	$ 480,289
Provision for Loan Losses (QTR)	$ -	$ -	$ 81,642	$ 80,116	$ 52,757	$ 24,548	$ 26,820	$ 80,142	$ 75,646
Loan Charge Offs (QTR)	$ (342)	$ (105,833)	$ -	$ 1	$ -	$ -	$ -	$ (167,034)	$ -
Allowance for loan losses	$ 1,910,343	$ 1,804,509	$ 1,886,152	$ 1,966,269	$ 2,019,026	$ 2,043,574	$ 2,070,394	$ 1,983,502	$ 2,059,149
% UPB	1.9%	1.5%	1.5%	1.5%	1.6%	1.7%	1.6%	1.6%	1.7%
Total Historical Charge Offs vs Total Originations	0.224%	0.221%	0.214%	0.207%	0.201%	0.195%	0.188%	0.193%	0.188%
Delinquent Loan Detail									
Total Non-Performing Loans	0	0	0	0	0	4	6	2	1
Total Non-Accruing Loans	4	7	7	3	3	2	2	1	2
Total Impaired Loans	0	0	0	0	0	0	0	0	0
% of Total (# of Loans)									
Performing	98.5%	97.6%	97.7%	99.0%	98.9%	97.8%	97.1%	98.8%	98.7%
Total Delinquent	1.5%	2.4%	2.30%	1.0%	1.1%	2.2%	2.9%	1.2%	1.3%
Non-Performing	0.0%	0.0%	0.0%	0.0%	0.0%	1.5%	2.2%	0.8%	0.4%
Non Accruing	1.5%	2.4%	2.30%	1.0%	1.1%	0.7%	0.7%	0.4%	0.9%
% of Total UPB									
Performing	97.8%	98.0%	98.1%	99.4%	99.4%	98.5%	96.5%	99.2%	99.2%
Total Delinquent	2.2%	2.0%	1.9%	0.6%	0.6%	1.5%	3.5%	0.8%	0.8%
Non-Performing	0.0%	0.0%	0.0%	0.0%	0.0%	1.1%	3.1%	0.7%	0.4%
Non Accruing	2.2%	2.0%	1.9%	0.6%	0.6%	0.4%	0.3%	0.1%	0.4%
% of Total Asset									
Performing	97.3%	97.6%	97.8%	98.7%	98.9%	98.2%	95.9%	98.5%	99.0%
Total Delinquent	2.2%	2.0%	1.9%	0.6%	0.6%	1.5%	3.4%	0.8%	0.8%
Non-Performing	0.0%	0.0%	0.0%	0.0%	0.0%	1.1%	3.1%	0.7%	0.4%
Non Accruing	2.2%	2.0%	1.9%	0.6%	0.6%	0.4%	0.3%	0.1%	0.4%

REO ASSETS	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
New REO Assets (QTR)	0	0	0	1	0	0	2	1	0
Sold REO Assets (QTR)	0	0	0	1	0	0	1	1	1
REO Assets Converted to Rental Properties	0	0	0	0	0	0	0	0	0
Total REO Assets (#)	1	1	1	1	1	1	2	2	1
Total REO Assets ($)	$ 2,132,379	$ 2,132,379	$ 2,137,049	$ 2,167,535	$ 2,181,553	$ 2,181,553	$ 2,649,586	$ 2,514,438	$ 2,111,192
% of Total Assets	2.1%	1.7%	1.6%	1.7%	1.7%	1.8%	2.0%	2.0%	1.8%
Total Historical REO Properties	45	45	45	46	46	46	48	50	50
Historical Foreclosures Reverted to Lender	32	32	32	33	33	33	35	36	36
Historical Deeds-in-Lieu of Foreclosure	13	13	13	13	13	13	13	14	14

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PORTFOLIO AGE	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
# of Loans									
00-06 months	154	208	190	171	167	165	174	150	130
06-09 months	43	16	54	48	44	33	29	30	34
09-12 months	21	21	12	27	29	29	22	20	16
12+ months	54	52	49	49	45	48	50	44	47
% of Total (# of Loans)									
00-06 months	57%	70%	62%	58%	59%	60%	63%	61%	57%
06-09 months	16%	5%	18%	16%	15%	12%	11%	12%	15%
09-12 months	8%	7%	4%	9%	10%	11%	8%	8%	7%
12+ months	20%	18%	16%	17%	16%	17%	18%	18%	21%
Unpaid Principal Balance									
00-06 months	$ 51,649,880	$ 85,940,521	$ 80,842,165	$ 70,891,565	$ 68,229,833	$ 68,520,807	$ 79,737,531	$ 78,048,379	$ 71,154,671
06-09 months	$ 15,697,144	$ 6,600,735	$ 19,687,089	$ 24,189,697	$ 20,774,125	$ 16,531,426	$ 16,189,814	$ 14,815,341	$ 20,013,646
09-12 months	$ 8,563,122	$ 7,933,438	$ 6,075,106	$ 11,460,818	$ 17,882,466	$ 12,692,625	$ 11,834,740	$ 11,437,177	$ 8,119,224
12+ months	$ 26,881,418	$ 23,753,662	$ 23,454,140	$ 23,133,948	$ 20,116,161	$ 22,048,828	$ 24,281,081	$ 21,811,015	$ 20,838,559
% of Total (UPB)									
00-06 months	50%	69%	62%	55%	54%	58%	63%	62%	60%
06-09 months	15%	5%	15%	19%	16%	14%	13%	12%	16%
09-12 months	8%	6%	5%	9%	14%	11%	9%	9%	7%
12+ months	26%	19%	18%	18%	16%	19%	19%	17%	17%
PORTFOLIO LTV	**1Q23**	**2Q23**	**3Q23**	**4Q23**	**1Q24**	**2Q24**	**3Q24**	**4Q24**	**1Q25**
Active Loans (UPB)									
Unpaid Principal Balance (UPB)	$ 102,791,564	$ 124,228,356	$ 130,058,501	$ 129,676,027	$ 127,002,585	$ 119,793,686	$ 132,043,166	$ 126,111,912	$ 120,126,100
Undisbursed Construction Loan Balance (5)	$ 13,441,704	$ 15,157,928	$ 13,929,525	$ 12,225,739	$ 9,728,826	$ 8,389,536	$ 6,682,821	$ 6,134,391	$ 6,773,058
Est. After Repair Value ($)	$ 185,713,000	$ 217,109,000	$ 221,944,000	$ 221,764,000	$ 211,932,000	$ 204,774,000	$ 216,527,000	$ 207,339,000	$ 198,285,000
Loan-to-Value (Fully Funded) (6)	63%	64%	65%	64%	65%	63%	64%	64%	64%
Paid Off Loans (UPB) (QTR)									
Unpaid Principal Balance (UPB)	$ 43,006,649	$ 46,030,744	$ 45,709,132	$ 44,829,278	$ 48,393,119	$ 53,067,387	$ 44,522,885	$ 49,961,385	$ 50,485,302
Average Loan Size (UPB)	$ 370,747	$ 407,352	$ 443,778	$ 396,719	$ 410,111	$ 442,228	$ 390,552	$ 446,084	$ 476,276
Average Loan Size (UPB, Trailing 12 Months)	$ 378,085	$ 391,988	$ 390,783	$ 404,649	$ 414,490	$ 423,209	$ 409,903	$ 422,244	$ 438,785
Properties Sold - Retail (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 35,765,746	$ 38,420,894	$ 38,707,821	$ 37,617,078	$ 39,547,792	$ 43,421,442	$ 35,966,714	$ 42,386,500	$ 45,454,102
Original "After Repair" Loan to Value	64%	64%	62%	67%	66%	66%	65%	65%	66%
Actual Sale Price	$ 56,523,414	$ 63,160,050	$ 63,949,298	$ 59,405,700	$ 65,787,980	$ 72,964,314	$ 58,673,841	$ 69,212,563	$ 72,671,200
Actual Loan-to-Sales Price (LTV)	63%	61%	61%	63%	60%	60%	61%	61%	63%
Properties Sold (# of Loans)	85	84	82	90	87	90	81	84	86
Refinanced Loans & Wholesaled Properties (QTR) (7)									
Unpaid Principal Balance (UPB)	$ 7,240,903	$ 7,609,850	$ 7,001,311	$ 7,678,439	$ 8,845,327	$ 9,645,945	$ 8,105,671	$ 7,710,410	$ 5,031,200
Loans Refinanced & Wholesaled (# of Loans)	31	29	21	26	31	30	33	28	20
BORROWER CONCENTRATION	**1Q23**	**2Q23**	**3Q23**	**4Q23**	**1Q24**	**2Q24**	**3Q24**	**4Q24**	**1Q25**
Portfolio Borrowers	146	171	173	165	147	139	136	128	132
Avg. Loans / Borrower	1.9	1.7	1.8	1.8	1.9	2.0	2.0	1.9	1.7
Avg. % of Portfolio UPB per Borrower	0.7%	0.6%	0.6%	0.6%	0.7%	0.7%	0.7%	0.8%	0.8%
Top Borrower (% of UPB)	3.6%	3.1%	4.5%	3.6%	8.0%	8.5%	9.9%	8.2%	9.2%
Top 3 Borrowers (% of UPB)	9.3%	7.9%	10.9%	10.3%	14.9%	16.6%	16.4%	17.3%	17.1%

(5) Undisbursed Construction Loan Balance is comprised of construction funds that have been approved but not yet dispersed.

(6) Estimated Loan-to-Value assumes all loans are fully funded and improvements to real estate have been completed. Value is based on After Repair Value (ARV).

(7) Properties sold wholesale or refinanced are excluded from "Properties Sold - Retail" LTV analysis due to lack of market based pricing data.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PROJECT TYPE	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
# of Loans									
SFR - Rehab	249	271	279	267	265	257	262	234	220
SFR - New Construction	22	23	23	26	18	17	13	10	6
MFR - Rehab (8)	1	3	2	1	1	0	0	0	0
MFR - New Construction	0	0	0	0	0	0	0	0	1
Commercial	0	0	0	0	0	0	0	0	0
Land Entitlements	0	0	1	1	1	1	0	0	0
% of UPB									
SFR - Rehab	91%	90%	89%	89%	91%	91%	92%	93%	95%
SFR - New Construction	8%	9%	10%	11%	9%	9%	8%	7%	4%
MFR - Rehab	<1%	1%	<1%	<1%	<1%	0%	0%	0%	0%
MFR - New Construction	0%	0%	0%	0%	0%	0%	0%	0%	<1%
Commerical	0%	0%	0%	0%	0%	0%	0%	0%	0%
Land Entitlements	0%	0%	<1%	<1%	<1%	<1%	0%	0%	0%

COLLATERAL GEOGRAPHY	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
ARIZONA									
# of Active Loans (EOQ)	8	5	10	9	6	6	5	4	4
% of Total UPB	3%	2%	3%	2%	1%	2%	1%	1%	1%
# of Paid Off Loans (QTR)	2	3	2	1	3	—	2	1	—
% of Paid Off UPB	1%	2%	2%	1%	2%	—	1%	<1%	—
CALIFORNIA									
# of Active Loans	95	122	129	130	133	125	150	143	138
% of Total UPB	50%	57%	59%	63%	66%	63%	67%	72%	74%
# of Paid Off Loans (QTR)	39	39	47	50	45	54	44	53	57
% of Paid Off UPB	51%	53%	62%	57%	54%	69%	61%	64%	66%
COLORADO									
# of Active Loans	19	21	16	13	13	13	12	9	4
% of Total UPB	12%	10%	8%	7%	8%	8%	8%	7%	4%
# of Paid Off Loans (QTR)	2	6	9	5	4	4	3	5	7
% of Paid Off UPB	3%	7%	9%	8%	5%	6%	3%	6%	12%
D.C - Washington									
# of Active Loans	1	1	1	1	—	—	—	—	—
% of Total UPB	<1%	<1%	<1%	<1%	—	—	—	—	—
# of Paid Off Loans (QTR)	1	—	—	—	1	—	—	—	—
% of Paid Off UPB	1%	—	—	—	<1%	—	—	—	—
FLORIDA									
# of Active Loans	10	8	6	6	6	8	8	10	8
% of Total UPB	2%	2%	1%	1%	2%	2%	3%	3%	3%
# of Paid Off Loans (QTR)	5	5	4	1	1	2	2	1	3
% of Paid Off UPB	3%	2%	3%	1%	<1%	<1%	1%	<1%	1%
GEORGIA									
# of Active Loans	1	1	2	4	2	4	4	2	1
% of Total UPB	<1%	<1%	<1%	1%	<1%	1%	1%	<1%	<1%
# of Paid Off Loans (QTR)	4	1	—	—	2	1	—	2	1
% of Paid Off UPB	1%	<1%	—	—	<1%	<1%	—	<1%	1%
INDIANA									
# of Active Loans	2	3	2	—	—	—	—	—	—
% of Total UPB	<1%	<1%	<1%	—	—	—	—	—	—
# of Paid Off Loans (QTR)	2	—	1	2	—	—	—	—	—
% of Paid Off UPB	1%	—	1%	1%	—	—	—	—	—
MARYLAND									
# of Active Loans (EOQ)	32	25	20	13	12	14	7	2	2
% of Total UPB	6%	4%	3%	2%	2%	2%	1%	<1%	<1%
# of Paid Off Loans (QTR)	12	11	10	9	4	—	8	6	—
% of Paid Off UPB	6%	5%	4%	4%	2%	—	4%	3%	—

(8) Multi family residential is defined as consisting of 5 or more residential units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

COLLATERAL GEOGRAPHY	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25
MISSOURI									
# of Active Loans	14	13	18	15	26	22	8	1	1
% of Total UPB	1%	1%	1%	1%	2%	2%	1%	<1%	<1%
# of Paid Off Loans (QTR)	5	7	4	7	4	13	14	7	—
% of Paid Off UPB	1%	1%	1%	2%	1%	3%	3%	1%	—
NORTH CAROLINA									
# of Active Loans	7	8	13	16	15	14	16	16	8
% of Total UPB	1%	1%	1%	2%	2%	2%	2%	2%	1%
# of Paid Off Loans (QTR)	5	5	4	4	10	11	12	9	15
% of Paid Off UPB	1%	1%	2%	1%	3%	3%	3%	3%	4%
OREGON									
# of Active Loans	38	44	44	42	31	26	25	20	27
% of Total UPB	12%	12%	12%	12%	9%	9%	7%	6%	9%
# of Paid Off Loans (QTR)	8	9	10	13	17	9	12	9	5
% of Paid Off UPB	7%	7%	8%	10%	17%	7%	12%	9%	4%
TENNESSEE									
# of Active Loans	1	1	1	1	—	—	—	—	—
% of Total UPB	<1%	<1%	<1%	<1%	—	—	—	—	—
# of Paid Off Loans (QTR)	—	—	—	—	1	—	—	—	—
% of Paid Off UPB	—	—	—	—	<1%	—	—	—	—
TEXAS									
# of Active Loans	24	19	15	20	18	19	17	18	17
% of Total UPB	8%	5%	4%	3%	3%	4%	3%	4%	3%
# of Paid Off Loans (QTR)	11	15	6	6	9	8	6	4	6
% of Paid Off UPB	9%	11%	4%	5%	4%	3%	3%	2%	3%
UTAH									
# of Active Loans	8	6	8	10	9	10	11	10	7
% of Total UPB	2%	1%	1%	2%	2%	2%	3%	3%	2%
# of Paid Off Loans (QTR)	14	6	2	4	5	8	5	8	6
% of Paid Off UPB	9%	3%	1%	2%	3%	4%	3%	5%	4%
VIRGINIA									
# of Active Loans	1	6	6	4	6	5	3	2	3
% of Total UPB	<1%	1%	1%	1%	<1%	<1%	<1%	<1%	<1%
# of Paid Off Loans (QTR)	1	1	—	3	3	3	3	2	1
% of Paid Off UPB	1%	<1%	—	1%	1%	<1%	1%	<1%	<1%
WASHINGTON									
# of Active Loans	11	14	14	11	8	9	9	7	7
% of Total UPB	3%	3%	4%	3%	2%	4%	3%	3%	3%
# of Paid Off Loans (QTR)	5	5	4	8	9	7	3	5	5
% of Paid Off UPB	4%	7%	3%	7%	8%	4%	4%	5%	5%

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.